Exhibit 99.1

Envirotech Vehicles, Inc. (NASDAQ: EVTV) Executes Definitive Merger Agreement with AZIO AI to Create Scalable AI Infrastructure, Compute, and Energy-Backed Data Center Platform

EVTV to issue 100 Million Shares; Will Transform the Company into a U.S.-Focused AI Infrastructure and Compute Platform

HOUSTON, TX / ACCESS Newswire / May 20, 2026 / Envirotech Vehicles, Inc. (NASDAQ: EVTV) (“EVTV” or the “Company”) today announced that it has entered into a definitive merger agreement with AZIO AI Corporation (“AZIO AI”) as part of the Company’s strategic transformation into an artificial intelligence infrastructure and compute platform focused on domestic AI deployment, data center operations, and long-term compute capacity expansion.

The transaction represents a significant strategic transformation for EVTV as the Company positions itself within one of the fastest-growing segments of the global technology market, including artificial intelligence infrastructure, compute deployment, domestic data center expansion, and power-supported AI operations.

Since the Company’s original announcement of the signing of a letter of intent with AZIO AI, AZIO AI and AZIO Corp’s AI infrastructure division have continued demonstrating operational advancement across multiple deployment and commercial development activities, including the receipt of deposits associated with an initial infrastructure order valued at approximately $118 million and the successful delivery of the first eight server racks under that program.

In parallel, AZIO AI has continued advancing its infrastructure pipeline through execution of a memorandum of understanding relating to next-generation GB200-based AI infrastructure opportunities, reflecting ongoing engagement with prospective high-performance compute customers and continued expansion of AZIO AI’s broader AI infrastructure strategy.

Management believes these developments, alongside continued infrastructure deployment activities and expanding commercial discussions, will provide increasing visibility into potential future revenue opportunities and reinforce confidence in the combined platform’s long-term AI infrastructure and compute expansion strategy.

Operational and Site Update

Approximately 11 MW of power capacity has been ascertained at the Company’s existing site, with hardware orders already placed for an initial 6 MW of deployment. Installation and energization activities are expected to follow as deployment operations continue.

Beyond the secured 11 MW, the Company is currently engaged in discussions relating to long-term ownership and usage rights associated with up to approximately 500 MW of additional available capacity at the same site.

Initial hardware deliveries have commenced under the previously disclosed infrastructure program, including the successful delivery of the first eight server racks associated with the customer deployment schedule.

Management believes the Company’s access to available power capacity positions the combined platform favorably at a time when many AI infrastructure operators continue facing power availability constraints across the domestic compute market.

Revenue Model

Following completion of the transaction, the combined company expects to operate across multiple revenue channels, including:

•	Sale and distribution of GPUs and server racks to AI infrastructure customers;
•	Co-development and partial ownership of AI data center infrastructure, with initial focus on Texas and select international markets;
•	Company-owned and operated bitcoin mining operations conducted domestically on owned infrastructure; and
•	Hosting and compute leasing arrangements with prospective compute offtakers as AI infrastructure sites become operational.

Discussions with prospective compute customers and infrastructure counterparties remain ongoing as deployment activities continue advancing.

Valuation and Transaction Structure

EVTV engaged an independent financial advisor to issue a fairness opinion relating to the consideration to be issued by EVTV to AZIO AI’s stockholders in the merger transaction. Based on that review, EVTV’s Board of Directors received a fairness opinion that the consideration being issued by EVTV was fair to EVTV and its stockholders.

Leadership

Following completion of the transaction:

•	Chris Young is expected to serve as Chief Executive Officer of the combined company;
•	Elgin Tracy is expected to continue overseeing infrastructure deployment strategy, operational scaling activities, and growth execution initiatives; and
•	Jason Maddox is expected to continue supporting executive operations and infrastructure expansion activities.

The Company estimates that, after giving effect to the issuance of 100 million shares of EVTV common stock contemplated as merger consideration, existing EVTV stockholders would be expected to hold approximately 11% of the combined company and former AZIO AI stockholders would be expected to hold approximately 89% of the combined company on a basic basis immediately following the closing, subject to adjustment in accordance with the terms of the definitive merger agreement.

Near-Term Milestones

Following execution of the definitive agreement, the combined company’s near-term operational priorities include:

•	Preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (the “Form S-4”);
•	Deployment activities targeting utilization of the approximately 11 MW of secured power capacity at the existing site; and
•

Pursuit of additional capacity expansion opportunities of up to approximately 100 MW of combined AI compute and bitcoin mining infrastructure at the existing site, subject to availability of capital and finalization of long-term site usage agreements.

Management Commentary

“Over the last six months, both organizations continued advancing infrastructure deployment activities, customer onboarding efforts, and transaction execution initiatives,” said Elgin Tracy, COO of EVTV. “Execution of the definitive merger agreement represents a major strategic milestone towards creating a combined company poised to advance domestic AI infrastructure deployment and long-term compute expansion initiatives.”

Closing Conditions

The transaction has received approval by the boards of directors of both companies and by the stockholders of AZIO AI and is expected to close in the second half of 2026, subject to certain closing conditions, including, among others, approval by the stockholders of EVTV, the effectiveness of the Form S-4 to register the securities to be issued in connection with the proposed merger and the satisfaction of other customary closing conditions.

About Envirotech Vehicles, Inc.

Envirotech Vehicles, Inc. (NASDAQ: EVTV) is a technology-focused company pursuing strategic initiatives designed to enhance long-term shareholder value through platform transformation, operational realignment, and selective acquisitions.

About AZIO AI

AZIO AI is an artificial intelligence infrastructure company focused on the sale and distribution of GPUs and server racks, co-development of AI data center capacity in domestic and international markets, and operation of compute and bitcoin mining systems.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "may," "will," "could," "expect," "anticipate," "believe," "estimate," "project," "intend," "continue," "potential," "ongoing," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include statements regarding deployment of the approximately 11 MW of secured power capacity at the Company’s existing site; completion of hardware orders for an initial 6 MW of deployment; the Company’s ability to finalize long-term ownership and usage rights associated with additional same-site capacity; anticipated expansion opportunities involving up to approximately 500 MW of combined AI compute and bitcoin mining infrastructure; expected revenue opportunities associated with GPU and server rack sales, AI infrastructure deployment, bitcoin mining operations, hosting arrangements, and compute leasing activities; potential conversion of the memorandum of understanding relating to GB200-based AI infrastructure opportunities into future commercial relationships; anticipated filing and effectiveness of the Form S-4; the expected timing of consummation of the proposed merger; the ability of the parties to satisfy the conditions to completion of the proposed merger, including the receipt of required stockholder approval; the expected post-closing listing and trading of the combined company's shares on the Nasdaq Capital Market; anticipated benefits and synergies of the proposed merger; and the Company’s broader business strategy. These statements are based on current expectations and assumptions that involve risks and uncertainties that could cause actual results to differ materially. Most of these factors are outside the Company's control and are difficult to predict. Factors that may affect actual results include, but are not limited to, the Company’s limited operating history within AI infrastructure and compute operations, project scope, engineering challenges, supply chain constraints, installation timelines, energy availability, finalization of site usage rights, regulatory considerations, SEC review timing, equipment performance, ability to raise capital required for expansion activities, changes in digital asset markets, evolving compute demand, market conditions, the risk that the closing conditions to the proposed merger are not satisfied or waived, including the failure to obtain required stockholder approval or the failure of the SEC to declare the Form S-4 effective on a timely basis or at all; uncertainties as to the timing of the consummation of the proposed merger; the risk that the proposed merger disrupts the Company's current plans, operations, or business relationships; the risk of unexpected costs, charges, or expenses resulting from the proposed merger; the risk that the anticipated benefits and synergies of the proposed merger are not realized; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; risks related to the diversion of management's attention from ongoing business operations during the pendency of the proposed merger; risks related to the Company's ability to maintain its Nasdaq listing pending the closing of the proposed merger; and additional risks and uncertainties described in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC, which are available at www.sec.gov. The Company undertakes no obligation to update forward-looking statements except as required by law.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This communication relates to the proposed merger involving AZIO AI and EVTV and may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed merger, EVTV will file relevant materials with the SEC, including the Form S-4 that will contain a proxy statement/prospectus. This communication is not a substitute for the Form S-4, the proxy statement/prospectus, or for any other document that EVTV may file with the SEC or send to EVTV's stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF EVTV ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EVTV, THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Form S-4, the proxy statement/prospectus and other documents filed by EVTV with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by EVTV with the SEC will also be available free of charge on EVTV's website at www.evtvusa.com/company/investor-relations/ or by contacting EVTV's investor relations department at info@evtvusa.com.

Participants in the Solicitation

EVTV, AZIO AI, and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from EVTV's stockholders with respect to the proposed merger under the rules of the SEC. Information about the directors and executive officers of EVTV is set forth in its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on April 13, 2026, and in subsequent Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the proxy statement/prospectus, and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the "Additional Information and Where to Find It" section above.

Media Contact

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